BRIAN D. CORDAY JOINS PULSE’S BOARD AND IS APPOINTED EXECUTIVE VICE PRESIDENT OF BUSINESS DEVELOPMENT

DENVER – December 2, 2015 – The Pulse Beverage Corporation (“Pulse”) (OTCQX: PLSB), makers of Natural Cabana® Lemonades, Limeades, and Coconut Waters and PULSE® Heart & Body Health functional beverages, announced today that Brian D. Corday has joined Pulse’s Board of Directors and is appointed Executive Vice President of Business Development. Mr. Corday has thirty years of experience assisting public companies in the areas of finance and business strategic planning. Mr. Corday has held executive positions at several major Wall Street firms, most recently as Chairman and President of BullBear Ventures, LLC, a private equity firm dedicated to maximizing brand value and building shareholder value through market awareness and strategic acquisitions and joint ventures.

Mr. Corday stated, “I am very excited to join the seasoned beverage veterans of Pulse, a leader in the natural beverage category. The broad-based growing acceptance and solid footing Pulse’s brands have received domestically and internationally added with the extensive distribution network Pulse has built; led me to believe Pulse can become a dominant player in the natural beverage category both domestically and internationally. At BullBear we strived to find the ‘Next Big Thing’ left undiscovered in particular growth markets and I believe Pulse is the Next Big Thing in its category and could reward current and future shareholders. I look forward to being one of the Pulse leaders and working alongside the great management team assembled at Pulse.”

Robert E. Yates, commented, “We are pleased to have attracted such a seasoned business executive as Brian Corday. His vast experience will greatly assist us in taking a big step forward to achieving our goals of increasing the value of our brands and our  value to our shareholders.”

About The Pulse Beverage Corporation

Pulse Beverage Corporation is an emerging beverage company that offers natural beverage brands that are great tasting, good-for-you, refreshing, and low-calorie. Combining all-natural ingredients, essential vitamins and minerals, Pulse’s line of beverages provides consumers with high-quality, healthy alternatives at a reasonable price.

For more information, please visit: www.pulsebeverage.com or email info@pulsebeverage.com.
Follow Pulse Beverage on Twitter at https://twitter.com/drinkpulsebev.
Become a Pulse Beverage Facebook Fan at https://www.facebook.com/PulseBeverageCorporation.
Forward-Looking Statements http://ir.pulsebeverage.com/forward-looking-statements

Contact: Broker Relations
Ryan Congo / Keith Pinder – V.P
Corporate Project Manager
Acorn Management Partners LLC.
RCongo@AcornManagementPartners.com
678-736-5673
678-736-5682

Contact: Shareholder Relations
Oleg Malyshev – Sr. Account Manager
olegm@AcornManagementPartners.com 678-736-5676